Exhibit 99.1

USANA Health Sciences Announces Appointment of Timothy Wood, Ph.D., to Board of Directors and Promotion of Walter Noot to Chief Operating Officer

SALT LAKE CITY--(BUSINESS WIRE)--October 24, 2019--USANA Health Sciences, Inc. (NYSE: USNA) today announced the appointment of Timothy Wood, Ph.D., to the company’s board of directors effective October 23, 2019. Dr. Wood joins the board as an independent director and brings more than thirty years of experience in scientific research and development.

Myron W. Wentz, Ph.D., Chairman of the Board, commented, “I’m very pleased to welcome Dr. Wood back to USANA as the newest member of our board. Prior to his retirement in 2011, Dr. Wood led USANA’s research and development department for 15 years. His expertise will help USANA stay at the forefront of cellular nutrition and scientific innovation. In addition to his scientific expertise, Dr. Wood has a significant understanding of the direct selling industry and has the respect and confidence of our Associates. I am confident Dr. Wood will be a great addition to the Board of Directors and look forward to once again working alongside him.”

Dr. Wood commented, “I am honored to accept a seat on USANA’s board of directors. I have followed the company closely since my retirement, and have been pleased to see it grow and progress. Most importantly, USANA has continued to lead the way in cellular nutrition. I look forward to once again working with a world-class scientific team and to contributing to USANA’s future success.”

About Dr. Timothy Wood

Timothy E. Wood, Ph.D., previously served as Executive Vice President of Research and Development for USANA until his retirement in March of 2011. Dr. Wood joined USANA in June 1996 as Director of Research and Development, and served in this role until June 1999, when he was appointed as the Company’s Vice President of Research and Development. In January 2006, he was appointed as the Company’s Executive Vice President of Research and Development.

Before joining USANA, Dr. Wood served as Vice President of Research and Development for AgriDyne Technologies, Inc., formerly known as NPI, from 1992 to 1995. From 1980 to 1992, Dr. Wood served as Research Manager and Senior Scientist for AgriDyne Technologies.

Dr. Wood received a Bachelor’s Degree from the University of California, Santa Barbara, as well as a Master’s Degree and a Ph.D. from Yale University. He also earned an M.B.A. from Westminster College in Salt Lake City, Utah.

Promotion of Walter Noot

USANA is also proud to announce that Walter Noot has been promoted to Chief Operating Officer. Mr. Noot joined USANA in 2016 as Chief Information Officer. As COO, he will continue to oversee USANA’s information technology function, with the added responsibility of global operations. Mr. Noot has more than two decades of executive leadership experience with numerous companies in and out of the direct selling industry.

“Under Walter’s leadership, USANA’s IT department has been re-organized and is now functioning at the highest level,” said USANA President, Jim Brown. “We are grateful to have Walter as a key player on our executive leadership team. His vision, passion for excellence, and knowledge will continue to help USANA attain record heights and accomplishments.”

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com
Media contact:
Dan Macuga
Public Relations
(801) 954-7280